Exhibit 99.1

ULTA BEAUTY ANNOUNCES ADDITION TO BOARD OF DIRECTORS

Heidi G. Petz Appointed as Independent Director

Bolingbrook, IL – December 16, 2022 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced that Heidi G. Petz, president and chief operating officer of The Sherwin-Williams Company (NYSE: SHW), has been elected to its Board of Directors effective December 16, 2022.

“We are excited to welcome Heidi to the Ulta Beauty family and are confident her broad leadership experience, operational expertise and consumer focus will result in valuable contributions to our Board,” said Dave Kimbell, chief executive officer. “We continue to benefit from the depth and breadth of experiences and diverse perspectives of our Board of Directors as they guide our ongoing work to shape how the world sees and experiences beauty.”

Ms. Petz joins the Ulta Beauty board with more than 25 years of professional, commercial, retail and leadership experience. She is the president and chief operating officer of The Sherwin-Williams Company, where she is responsible for all Sherwin-Williams operating segments, which include The Americas Group, the Performance Coatings Group, the Consumer Brands Group, as well as the Global Supply Chain organization. Ms. Petz joined Sherwin-Williams when the company acquired The Valspar Corporation in 2017. Prior to joining Sherwin-Williams and Valspar, Ms. Petz held various leadership roles with Newell Rubbermaid, Target Corporation and PricewaterhouseCoopers. Ms. Petz holds a bachelor’s degree in Business and Leadership from the University of Richmond and an MBA from Loyola University Maryland.

With this addition, the Ulta Beauty Board now consists of 11 members; 55% are women, 36% are racially diverse, and 55% joined within the last five years.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty, All in One Place®. Today, Ulta Beauty operates 1,343 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. More information about Ulta Beauty’s corporate responsibility efforts can be found at www.ulta.com/investor/ESG.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479